Exhibit 99.1

Bacterin Record Announces First Quarter 2015 Results

Company Continues to See Record Revenue Growth, Gross Profit Increases and Improved Gross Margins

First Quarter Highlights:

•	Total revenue increased 6.6% to $9.5 million from $8.9 million reported in first quarter of 2014

•	Gross profit increased 9.6% to $6.0 million compared to $5.5 million reported in the first quarter of 2014

•	Gross margins improved to 63.5%, an increase from 61.7% reported in the first quarter of 2014

BELGRADE, Mont., May 5, 2015 (GLOBE NEWSWIRE) — Bacterin International Holdings, Inc. (OTCQX:BONE), a leader in the development of allograft materials, today reported financial results for the first quarter ended March 31, 2015. The Company reported first quarter revenues of approximately $9.5 million and a net loss for the quarter of approximately $4.2 million, or ($0.62) per common share.

Revenue

First quarter 2015 revenue was approximately $9.5 million, an increase of 6.6% compared to approximately $8.9 million for the same period during 2014. Sequentially, first quarter 2015 revenue increased 4.6% over fourth quarter 2014 revenue of $9.1 million.

The reported first quarter 2015 revenue represents a new record and the sixth consecutive quarter of increased year-over-year revenue growth since Dan Goldberger joined Bacterin as Chief Executive Officer in August 2013.

"The company's revenue growth story continues to materialize according to our strategic plan to improve the sales function," said Goldberger. "Our first quarter 2015 revenue growth is up 4.6% over last quarter and our year-over-year revenue growth is up 6.6% over first quarter 2014. We expect to see this trend continue throughout 2015."

Gross Profit

Gross profit for the first quarter of 2015 was $6.0 million or 63.5% of revenues, compared to $5.5 million or 61.7% of revenues for the first quarter of 2014. The higher gross margins reflect improvements in sales mix and operational improvements.Gross profit and gross margins continue to track above management's previously stated 2015 gross margin range of between 61.0% and 63.0%.

Sales and Marketing Expenses

First quarter 2015 sales and marketing expenses increased to $4.7 million, as compared to $4.1 million during the same period in 2014. For the quarter, sales and marketing as a percentage of revenues increased to 49.6%, compared to 45.5% in the first quarter of 2014 due to increases in sales and marketing headcount between the two periods. Sequentially, sales and marketing expense decreased from 49.8% of revenues in the fourth quarter of 2014 to 49.6% of revenues in the first quarter of 2015.

General and Administrative Expenses

In the first quarter, general and administrative expenses increased slightly to $2.4 million as compared to $2.3 million reported for the same period last year. As a percentage of revenues, general and administrative expenses declined from 25.7% of revenue in the fourth quarter of 2014 to 25.5% in the first quarter of 2015.

Research and Development Expenses

First quarter 2015 research and development expense was $434,000, an increase of $179,000 over the first quarter of 2014, as the company continues to invest in product line extensions and clinical studies to support its products. On a sequential basis, research and development expenses decreased $54,000 from the fourth quarter of 2014 figure of $488,000.

Loss from Operations

The first quarter 2015 loss from operations was approximately $1.7 million, compared to approximately $1.2 million in the first quarter of 2014. The increased loss primarily reflect the Company's ongoing execution of its strategy to increase and enhance field sales assets to drive future revenue growth as well as the Company's expanded product development initiatives.

Net Loss

The reported first quarter 2015 net loss of $4.2 million is essentially flat when compared to $4.1 million for the same period during 2014.

EBITDA

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income/loss from operations before depreciation, amortization, impairment charges and non-cash stock-based compensation. EBITDA for the first quarter of 2015 was a loss of $1.3 million compared to a loss of $0.7 million for the same period during 2014 and $1.1 million for the fourth quarter of 2014. The company incurred approximately $302,000 of expenses in the first quarter that will be eliminated over the second half of 2015. Excluding this figure, the EBITDA loss for the first quarter of 2015 would have been approximately $966,000.

Financial Liquidity

As of March 31, 2015, cash, cash equivalents and net accounts receivable were $8.4 million. On March 16, 2015, the Company entered into a common stock purchase agreement with Aspire Capital Fund, LLC, as amended and restated on April 17, 2015, to provide up to $10 million of equity capital at the Company's option. Pursuant to the terms of the purchase agreement, Aspire Capital completed an initial purchase of $750,000 of our common stock at a purchase price of $3.62 per share, the closing sale price on March 13, 2015 leaving approximately $9.25 million available to the Company. The Company also issued 154,189 shares of common stock to Aspire Capital as a commitment fee. Going forward, we have the right to require Aspire Capital to purchase additional shares of our common stock under the terms and subject to the conditions set forth in the purchase agreement. Bacterin believes the purchase agreement with Aspire Capital provides flexibility in obtaining working capital under terms which are less dilutive to common shareholders compared to other available options at this time.

Bacterin Reaffirms 2015 Guidance

For full year 2015, the Company reaffirms its revenue guidance of approximately $40 million to $42 million, which compares to $35.3 million reported for 2014.

Conference Call Details

Conference date: May 6, 2015, 10:00 AM ET

Conference dial-in: 877-269-7756

International dial-in: 201-689-7817

Conference Call Name: Bacterin's First Quarter 2015 Results Call

Webcast Registration: Click Here

Following the live call, a replay will be available on the Company's website, www.bacterin.com, under "Investor Info."

About Bacterin International Holdings

Bacterin International Holdings, Inc. (OTCQX:BONE) develops, manufactures and markets biologics products to domestic and international markets. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the ability of the Company's sales force to achieve expected results, the Company's ability to meet its existing and anticipated contractual obligations, including financial covenant and other obligations contained in the Company's secured lending facility; the Company's ability to manage cash flow; the Company's ability to obtain shareholder approval of financing transactions; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's customers to pay and the timeliness of such payments; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the Company's ability to successfully conclude government investigations; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

BACTERIN INTERNATIONAL HOLDINGS, INC.

Consolidated Statements of Operations

	For the Three Months Ended March 31,
	2015		2014
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue
Tissue sales	$9,277,047	97.6%	$8,751,345	98.2%
Royalties and other	226,067	2.4%	161,625	1.8%
Total Revenue	9,503,114	100.0%	8,912,970	100.0%

Cost of sales	3,472,477	36.5%	3,410,705	38.3%

Gross Profit	6,030,637	63.5%	5,502,265	61.7%

Operating Expenses
General and administrative	2,425,167	25.5%	2,288,803	25.7%
Sales and marketing	4,713,672	49.6%	4,055,204	45.5%
Research and development	433,561	4.6%	254,583	2.9%
Depreciation and amortization	124,111	1.3%	75,148	0.8%
Non-cash consulting expense	66,796	0.7%	20,527	0.2%
Total Operating Expenses	7,763,307	81.7%	6,694,265	75.1%

Loss from Operations before Impairment	(1,732,670)	-18.2%	(1,192,000)	-13.4%

Other Income (Expense)
Interest expense	(1,435,578)	-15.1%	(1,275,612)	-14.3%
Change in warrant derivative liability	(462,208)	-4.9%	(1,485,729)	-16.7%
Non-cash consideration associated with stock purchase agreement	(558,185)	-5.9%	0	NA
Other income (expense)	11,836	0.1%	(186,915)	-2.1%

Total Other Income (Expense)	(2,444,134)	-25.7%	(2,948,256)	-33.1%

Net Loss from Operations Before (Provision) Benefit for Income Taxes	(4,176,804)	-44.0%	(4,140,256)	-46.5%

Benefit (Provision) for Income Taxes
Current	—	0.0%	—	0.0%
Deferred	—	0.0%	—	0.0%

Net Loss	$(4,176,804)	-44.0%	$(4,140,256)	-46.5%
Net loss per share:
Basic	$(0.62)		$(0.77)
Dilutive	$(0.62)		$(0.77)

Shares used in the computation:
Basic	6,689,530		5,379,714
Dilutive	6,689,530		5,379,714

See notes that are contained in the Company's 10K and 10Q filings.

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$2,899,557	$4,468,208
Trade accounts receivable, net of allowance for doubtful accounts of $1,392,989 and $1,309,859, respectively	5,495,667	4,427,081
Inventories, net	9,710,580	9,558,648
Prepaid and other current assets	885,359	654,140
Total current assets	18,991,163	19,108,077

Non-current inventories	1,787,061	1,934,258
Property and equipment, net	4,503,132	4,654,527
Intangible assets, net	621,126	655,490
Other assets	1,502,333	1,598,539

Total Assets	$27,404,815	$27,950,891

LIABILITIES & STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$4,412,385	$3,876,760
Accounts payable - related party	327,641	250,629
Accrued liabilities	2,645,346	1,921,301
Warrant derivative liability	1,782,579	1,320,371
Current portion of capital lease obligations	30,914	61,970
Current portion of royalty liability	1,109,750	1,000,750
Current portion of long-term debt	51,574	50,671
Total current liabilities	10,360,189	8,482,452

Long-term Liabilities:
Capital lease obligation, less current portion	6,529	11,808
Long term royalty liability, less current portion	6,228,293	6,361,216
Long-term debt, less current portion	21,281,052	20,870,330
Total Liabilities	37,876,063	35,725,806

Commitments and Contingencies
Stockholders' (Deficit) Equity
Preferred stock, $0.000001 par value; 5,000,000 shares authorized; no shares issued and Outstanding	—	—
Common stock, $0.000001 par value; 95,000,000 shares authorized; 7,044,426 shares issued and outstanding as of March 31, 2015 and 6,679,646 shares issued and outstanding as of December 31, 2014	7	7
Additional paid-in capital	64,572,987	63,091,620
Accumulated deficit	(75,044,242)	(70,866,542)
Total Stockholders' Deficit	(10,471,248)	(7,774,915)

Total Liabilities & Stockholders' Deficit	$27,404,815	$27,950,891

See notes that are contained in the Company's 10K and 10Q filings.

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2015	2014
Operating activities:
Net loss	$(4,176,804)	$(4,140,256)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	235,124	169,148
Non-cash interest	135,002	(13,285)
Non-cash consideration associated with stock purchase agreement	558,185	0
Loss (Gain) on sale of fixed assets	(16,415)	0
Amortization of debt discount	424,387	359,087
Non-cash consulting expense/stock option expense	229,984	322,222
Provision for losses on accounts receivable and inventory	(209,891)	168,120
Loss in derivative warrant liability	462,208	1,485,729

Changes in operating assets and liabilities:
Accounts receivable	(993,821)	(836,581)
Inventories	147,747	238,565
Prepaid and other assets	(152,026)	(340,689)
Accounts payable	610,718	1,444,605
Accrued liabilities	667,326	(1,045,554)
Net cash used in operating activities	(2,078,276)	(2,188,889)

Investing activities:
Purchases of property and equipment and intangible assets	(48,768)	(54,933)
Proceeds from sale of fixed assets	16,415	36,073
Net cash used in investing activities	(32,353)	(18,860)

Financing activities:
Proceeds from the issuance of debt	0	4,000,000
Payments on long-term debt	(171,687)	(29,193)
Payments on capital leases	(36,335)	(40,776)
Net proceeds from issuance of stock	750,000	0
Net cash provided by financing activities	541,978	3,930,031

Net change in cash and cash equivalents	(1,568,651)	1,722,282

Cash and cash equivalents at beginning of period	4,468,208	3,046,340
Cash and cash equivalents at end of period	$2,899,557	$4,768,622

See notes that are contained in the Company's 10K and 10Q filings.

BACTERIN INTERNATIONAL HOLDINGS, INC.

Calculation of EBIDTA

	For the three months ended
	March 31,
	2015	2014
Loss from Operations before Impairment	(1,732,670)	(1,192,000)

Non-Cash Compensation	229,984	307,668
Depreciation & Amortization	235,124	169,148

EBIDTA	(1,267,561)	(715,184)

CONTACT: Investor Contact:          COCKRELL GROUP          Rich Cockrell          877-889-1972

investorrelations@thecockrellgroup.com          cockrellgroup.com